As filed with the U.S. Securities and Exchange Commission on November 17, 2023

Registration No. 333-265718

Registration No. 333-264943

Registration No. 333-255261

Registration No. 333-249993

Registration No. 333-235515

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-265718

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-264943

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-255261

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-249993

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-235515

UNDER

THE SECURITIES ACT OF 1933

Tempest Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	45-1472564
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

2000 Sierra Point Parkway, Suite 400

Brisbane, California 94005

(415) 798-8589

(Address of principal executive offices) (Zip code)

Tempest Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

Tempest Amended and Restated 2019 Equity Incentive Plan

Millendo 2019 Equity Incentive Plan

(Full titles of the plans)

Stephen Brady

Chief Executive Officer

Tempest Therapeutics, Inc.

2000 Sierra Point Parkway, Suite 400

Brisbane, California 94005

(415) 798-8589

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Laura Berezin

Jaime Chase

Julia Stark

Cooley LLP

1700 Seventh Avenue, Suite 1900

Seattle, Washington 98101

(206) 452-8756

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Tempest Therapeutics, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to each of the Registrant’s registration statements on Form S-8 (File Nos. 333-265718, 333-264943, 333-255261, 333-249993 and 333-235515), as filed with the Securities and Exchange Commission (the “SEC”) on June 21, 2022, May 13, 2022, April  15, 2021, November 10, 2020, and December  16, 2019, respectively (such registration statements, collectively, the “Prior Registration Statements,” and the post-effective amendment to each of the Prior Registration Statements, collectively, the “Post-Effective Amendments”). Pursuant to the Prior Registration Statements, shares of common stock, par value $0.001 per share, of the Registrant (“Common Stock”) were registered for issuance under, the Registrant’s Amended and Restated 2019 Equity Incentive Plan (the “A&R 2019 Plan”) and its 2019 Equity Incentive Plan (the “2019 Plan” and, together with the A&R 2019 Plan, the “Prior Plans”).

On April 29, 2019, the Board of Directors (the “Board”) of Millendo Therapeutics, Inc. (“Millendo”) adopted 2019 Plan, subject to approval by the Company’s stockholders, and became effective with such stockholder approval on June 11, 2019. On June 17, 2022, the Company’s stockholders approved the A&R 2019 Plan, which amended and restated the 2019 Plan and became a successor to, and replacement of, the 2019 Plan.

On April 30, 2023, the Board approved the Registrant’s Amended and Restated 2023 Equity Incentive Plan (the “2023 Plan”), subject to stockholder approval of the 2023 Plan. On June 15, 2023, the Registrant’s stockholders approved the 2023 Plan. The 2023 Plan amended and restated the A&R 2019 Plan became a successor to, and replacement of, the A&R 2019 Plan. Upon effectiveness of the 2023 Plan immediately following the close of business on June 15, 2023 (the “Effective Time”), no new grants could be made under the A&R 2019 Plan, but the terms of such plan continue to govern all outstanding awards granted thereunder.

As provided in the 2023 EIP, from and after the Effective Time, all shares of Common Stock that become Prior Plan’s Returning Shares (as defined below) will be available for grants of new awards under the 2023 Plan. The term “Prior Plan’s Returning Shares” refers to the following shares of the Registrant’s Common Stock that will become available again for issuance under the 2023 EIP: (i) any shares under the 2023 EIP and the Prior Plans subject to a stock award that are not issued because such stock award expires or otherwise terminates without all of the shares covered by such stock award having been issued; (ii) any shares under the 2023 EIP and the Prior Plans subject to a stock award that are not issued because such stock award is settled in cash; (iii) any shares under the 2023 EIP and the Prior Plans issued pursuant to a stock award that are forfeited back to or repurchased by us because of the failure to meet a contingency or condition required for the vesting of such shares; and (iv) any shares under the 2023 EIP and the Prior Plans reacquired by us in satisfaction of tax withholding obligations on a stock award or as consideration for the exercise or purchase price of a stock award. As of the Effective Time, a total of 1,490,125 shares of Common Stock were subject to awards then-outstanding under the A&R 2019 Plan. The Prior Plan’s Returning Shares are collectively referred to herein as the “Transferred Shares.”

The Company is filing the Post-Effective Amendments pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statements to register the offer of the Transferred Shares under the 2023 EIP (as such Transferred Shares would no longer be issuable under the A&R 2019 Plan as described above). As of the date of the filing of the Post-Effective Amendments, the maximum number of shares of Common Stock initially registered for offer pursuant to the A&R 2019 Plan that may become Transferred Shares available for offer under the 2023 Plan is 202,914 shares. No additional securities are being registered by the Post-Effective Amendments.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Not required to be filed with this Post-Effective Amendment.

Item 2. Registrant Information and Employee Plan Annual Information

Not required to be filed with this Post-Effective Amendment.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC, are incorporated by reference into this Registration Statement:

(a) the contents of the Registrant’s Registration Statements on Form S-8, previously filed with the SEC on December 16, 2019 (File No.  333-235515), November 10, 2020 (File No.  333-249993), April 15, 2021 (File No.  333-255261), May 13, 2022 (File No.  333-264943) and June 21, 2022 (File No. 333-265718);

(b) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 22, 2023 (File No. 001-35890);

(c) the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June  30, 2023 and September 30, 2023, filed with the SEC on May  10, 2023, August  10, 2023 and November 8, 2023, respectively (File No. 001-35890);

(d) the Registrant’s Current Reports on Form 8-K filed with the SEC on March  31, 2023, April  28, 2023, June  16, 2023, September  7, 2023, September  8, 2023, October  11, 2023 and October 30, 2023 (File No. 001-35890); and

(e) the description of the Common Stock set forth in the Registrant’s registration statement on Form 8-A (File No.  001-35890), filed with the Commission on April 25, 2013, including any amendments thereto or reports filed for the purposes of updating this description, including Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December  31, 2021 filed with the SEC on April 1, 2022.

All reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1	Restated Certificate of Incorporation of the Registrant, as amended	10-Q	001-35890	3.1	5/15/2019

4.2	Certificate of Amendment to the Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on June 24, 2021	8-K	001-35890	3.1	6/28/2021

4.3	Certificate of Amendment to the Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on June 25, 2021	8-K	001-35890	3.2	6/28/2021

4.4	Certificate of Designation of Series A Junior Participating Preferred Stock, as filed with the Secretary of State of the State of Delaware on October 10, 2023	8-K	001-35890	3.1	10/11/2023

4.5	Amended and Restated Bylaws of the Registrant	8-K	001-35890	3.1	9/24/2021

5.1*	Opinion of Cooley LLP

23.1*	Consent of Cooley LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included on the signature page of this Form S-8).

99.1	Tempest Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan.	10-Q	001-35890	10.1	8/10/2023

99.2	Form of Stock Option Grant Notice under Amended and Restated 2023 Equity Incentive Plan.	10-Q	001-35890	10.2	8/10/2023

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Brisbane, State of California, on November 17, 2023.

Tempest Therapeutics, Inc.

By:	/s/ Stephen Brady
Name:	Stephen Brady
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen Brady and Nicholas Maestas, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen Brady Stephen Brady	President, Chief Executive Officer and Director (Principal Executive Officer)	November 17, 2023

/s/ Nicholas Maestas Nicholas Maestas	Vice President, Strategy and Finance and Secretary (Principal Financial Officer)	November 17, 2023

/s/ Justin Trojanowski Justin Trojanowski	Corporate Controller, Treasurer (Principal Accounting Officer)	November 17, 2023

/s/ Michael Raab Michael Raab	Chairman of the Board of Directors	November 17, 2023

/s/ Geoff Nichol, M.B., Ch.B., M.B.A. Geoff Nichol, M.B., Ch.B., M.B.A.	Director	November 17, 2023

/s/ Christine Pellizzari Christine Pellizzari	Director	November 17, 2023

/s/ Ronit Simantov Ronit Simantov	Director	November 17, 2023